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                                                                 EXHIBIT 10.12

                                   HPSC, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

                                 FIRST AMENDMENT




WHEREAS, HPSC, Inc. (the "Company") maintains the HPSC, Inc. Supplemental Executive Retirement Plan (the "Plan") for the benefit of certain eligible executive employees;

WHEREAS, the Company desires to amend the Plan to reduce benefit levels as has been agreed to between the Company and Participants;

NOW THEREFORE, the Plan is amended effective January 1, 1997, as follows:


Section 2.4 is amended to read as follows:

"2.4 AVERAGE FINAL COMPENSATION. The average of a Participant's Compensation for the three calendar years in which the Participant's greatest Compensation was received during his or her final five calendar years of Service."

Section 2.11 is amended in its entirety to read as follows:

"2.11 COMPENSATION. The base salary earned by a Participant for personal services rendered to an Employing Company for any Plan Year, regardless of when such remuneration is actually paid (or would be paid if not deferred pursuant to any deferred compensation plan). Compensation shall include (a) any amount of base salary deferred under any deferred compensation plan and (b) any amount of base salary contributed under any plan maintained by an Employing Company pursuant to Code Sections 125, 132, 401(k), or any other Code provision which provides tax benefits to an employee on account of a voluntary reduction in base salary. The Participant's Compensation during his or her final calendar year of Service shall be deemed to equal the Participant's annual base salary at the time of his or her Separation from Service."

The first paragraph of Section 2.24 is amended in its entirety to read as follows:

"2.24 OTHER RETIREMENT BENEFITS. Other Retirement Benefits means the lump sum benefits available to or on behalf of the Participant as of the first day of the month immediately preceding his benefit commencement date (i) under each of the benefit plans


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specified below, (ii) attributable to Employing Company contributions, and (iii)
calculated as specified for each such benefit plan: "

Section 2.24 is amended so that the second bulleted paragraph now reads as follows:

"HPSC, INC. EMPLOYEE STOCK OWNERSHIP PLAN (and any successor thereto ("ESOP") - the benefit determined by MULTIPLYING all shares of Company stock allocated or otherwise issued or transferred to the Participant's ESOP account through the date of the determination of his or her Other Retirement Benefits without regards to any benefit distribution taken by the Participant under the ESOP TIMES the average closing price of the stock during the most recent five trading days immediately preceding such date of determination of his or her Other Retirement Benefits."

Section 2.31 of the Plan is amended in its entirety to read as follows:

"2.31 TARGET RETIREMENT BENEFIT. The Actuarial Equivalent of a retirement benefit payable on a Participant's Normal Retirement Date and continuing for the Participant's life in an amount equal to [((a) minus (b)) times (c)] minus (d). For purposes of the preceding sentence (a) equals fifty-five percent of the Participant's Average Final Compensation, (b) equals fifty percent of the Participant's Primary Insurance Amount ("PIA"), (c) equals a fraction not greater than 1.0, the numerator of which equals the Participant' s total years of Benefit Service as of the date of determination and the denominator equals fifteen (15) and (d) equals his or her Other Retirement Benefits."

For purposes of this Section 2.31, PIA means the Participant's old age or disability insurance benefit determined under Section 202 of the Social Security Act available to the participant at his retirement, or projected to be available to the participant at his Normal Retirement Date if his Separation from Service occurred prior to early retirement. If the Social Security benefit is not immediately payable, it shall be based on the assumption that the Participant's then current compensation will remain level until the Participant's Normal Retirement Date.

Section 5.4 is amended so that the first sentence reads as follows:

          "No amendment made to the Plan shall reduce a Participant's Vested Benefit under the Plan unless such Participant agrees to such a reduction in writing."

Section 6.1 is amended in its entirety to read as follows:

"6.1 DETERMINATION OF ACCRUED BENEFIT. A Participant's Accrued Benefit as of any date shall be such Participant's Target Retirement Benefit determined under
Section 2.29 except that such Participant is deemed to have fifteen (15) total Years of Benefit Service if such date is on or after the date on which a Change in Control occurs, unless such Change in Control was approved by a resolution adopted by at least two-thirds of the members of the Incumbent Board (as defined in Section 2.8)."


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Article XII is amended so that Section 12.2 is deleted in its entirety without replacement and Section 12.1 is amended so that the third sentence reads as follows:

"No amendment shall diminish or deprive a Participant of a benefit already accrued unless the Participant agrees to such a reduction or elimination in writing."

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer this 15th day of March, 1999.

     HPSC, INC.


     By: JOHN W. EVERETS
     Title: Chief Executive Officer

The following Participants do hereby consent to the terms and effect of this amendment.


     /s/ John W. Everets                     March 15, 1999
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     John W. Everets                         Date


     /s/ Raymond Doherty                     March 15, 1999
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     Raymond Doherty                         Date


     /s/ Rene Lefebvre                       March 15, 1999
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     Rene Lefebvre                           Date